                                                                    EXHIBIT 23.7


                                    CONSENT


To the Board of Directors
StanCorp Financial Group, Inc.
Portland, Oregon

     I hereby consent to act as a Director of StanCorp Financial Group, Inc. (the "Company") upon being duly elected to that position. I also consent to the inclusion of my name in the Company's Registration Statement on Form S-1 relating to the initial public offering of shares of its common stock as a nominee or person chosen to become a Director of the Company.



/s/ John (Buck) E. Chapoton
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Name: John (Buck) E. Chapoton

September 28, 1998